UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/01/2009

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

News Corporation (the "Company") is filing this Amendment No. 1 to its Current Report on Form 8-K filed on June 3, 2009, which announced the appointment of Chase Carey as Deputy Chairman, President and Chief Operating Officer of the Company. Mr. Carey will report to the Chairman of the Company, and, effective July 1, 2009, became a member of the Company's Board of Directors. News America Incorporated, a subsidiary of the Company, has entered into an employment agreement with Mr. Carey (the "Agreement"), effective July 1, 2009 and expiring June 30, 2014. The Agreement provides that Mr. Carey will receive a base salary of $8.1 million per year. Mr. Carey will also receive a $10 million signing bonus in cash upon the commencement of his employment. In addition, Mr. Carey is eligible to receive, on an annual basis, a performance-based bonus of between $0 million and $25 million for each fiscal year of the Agreement based upon the Company's year-over-year increase in adjusted earnings per share (the "EPS Bonus"); provided, however, that the EPS Bonus for the fiscal year ending June 30, 2010 is to be no less than $5 million.

For the purpose of determining any EPS Bonus, the Company earnings per share will be adjusted to eliminate from net income the effect of: non-cash intangible asset impairment charges and write-downs on investments to realizable values; gains or losses on the sale or other disposition of businesses or investments; items classified as "extraordinary items"; the impact of changes in accounting in the fiscal year of such change; costs of material business restructurings, reorganizations and relocations; and gains and losses from capital and debt issuances and retirements. The Agreement provides that the EPS Bonus will be paid in a mix of cash and time vested restricted stock units ("RSUs") that may be settled in cash or the Company's Class A common stock, except that the EPS Bonus earned for the fiscal year ending June 30, 2014 which will be paid solely in cash. Thus, for fiscal years ending June 30, 2010 through June 30, 2013, the first $5 million of the applicable EPS Bonus will be paid in cash and the remaining balance will be paid one-half in cash and the other half in RSUs. The RSUs will be paid in three equal annual installments for the fiscal years ending June 30, 2010 and June 30, 2011, paid in two equal annual installments for the fiscal year ending June 30, 2012 and one annual installment for the fiscal year ending June 30, 2013. The number of RSUs to be delivered will be calculated by dividing that portion of the EPS Bonus by the average closing price of the Company's Class A common stock on the NASDAQ Global Select Market for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid.

Mr. Carey is also eligible to receive grants of stock, options to purchase stock or other stock-related grants consistent with his position and level of responsibility. Any equity-based awards granted to Mr. Carey during the term of the Agreement will continue to vest and be exercisable after the end of the term so long as Mr. Carey is not employed by another company.

During the term of the Agreement, Mr. Carey and his surviving spouse will participate in all the Company's pension and welfare plans, programs and benefits (including each retirement plan, supplemental and excess retirement plan ("SERP"), individual supplemental excess retirement arrangement ("ISERA"), group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plan and any plan or program providing fringe benefits or perquisites) at the highest levels that are from time to time applicable to senior executives of the Company. In addition, Mr. Carey and his surviving spouse will be entitled to participate, and the Company will pay for, such health and welfare benefits (including medical and dental, disability and life insurance and other similar benefit plans) presently in effect or to be adopted at the highest levels that are from time to time applicable to the highest paid group of senior executives of the Company for their lifetime so long as such benefits are not provided by another employer. The Agreement also provides Mr. Carey with a car allowance and use of a corporate jet or charter jet for business and personal travel in accordance with Company guidelines.

Pursuant to the terms of the Agreement, if Mr. Carey's employment is terminated by the Company for Cause (as defined in the Agreement) or if Mr. Carey resigns without Good Reason (as defined in the Agreement) prior to the expiration of the term of the Agreement, Mr. Carey is entitled to receive: (i) his base salary accrued through the date of termination or resignation; (ii) any bonus earned but not yet paid in respect of any fiscal year or other period ending prior to the date of such termination or resignation; (iii) a pro-rata portion of the EPS Bonus that he would have earned for the fiscal year of such termination if no termination occurred; (iv) SERP and ISERA benefits; (v) any stock-based award grants made prior to the date of such termination or resignation to the extent not yet granted; and (vi) continued lifetime health and welfare benefits for Mr. Carey and his surviving spouse.

In the case of death or disability, Mr. Carey is entitled to receive the payments and benefits listed above, plus: (i) his base salary for the twelve month period after the date of death or disability; (ii) full acceleration and exercisability of any stock appreciation rights, stock options, restricted stock or rights related to stock granted prior to, on or after such date; and (iii) payment of all RSUs granted in connection with any EPS Bonus in accordance with the terms of the Agreement.

If Mr. Carey's employment is terminated by the Company without Cause or if Mr. Carey resigns for Good Reason, he is entitled to receive the same payments and benefits listed above as if his employment was terminated by the Company with Cause or if he resigns without Good Reason, plus (i) a lump sum cash amount equal to the sum of (A) 24 months of his base salary and (B) a lump sum cash amount equal to his EPS Bonus for the fiscal year ended prior to the date of termination; provided, however, that if Mr. Carey's employment is terminated prior to July 1, 2010, he will be entitled to a lump sum cash amount equal to $10 million in lieu of (B) above, and if his employment is terminated after June 30, 2013, he will be entitled to a lump sum cash amount equal to the sum of 12 months of his base salary in lieu of (A) above; (ii) continued medical, disability, dental and life insurance coverage for Mr. Carey and his eligible dependents on the same basis as in effect immediately prior to his termination of employment though the third anniversary of the date of termination; (iii) full acceleration and exercisability of any stock appreciation rights, stock options, restricted stock or rights related to stock granted prior to, on or after Mr. Carey's termination; and (iii) payment of all RSUs granted in connection with any EPS Bonus in accordance with the terms of the Agreement.

In addition, the terms of the Agreement provide that if any payments or benefits to be made to Mr. Carey is deemed to constitute a "Parachute Payment" as defined under the Internal Revenue Code of 1986, as amended, and Mr. Carey becomes subject to excise taxes for such payments or benefits, the Company will pay him a tax gross-up for those excise taxes.

The Agreement also provides Mr. Carey with reimbursement for reasonable legal fees and disbursements incurred by Mr. Carey in connection with the negotiation and preparation of the Agreement, as well as those incurred in connection with any dispute over the good faith enforcement of his rights under the Agreement.

As previously disclosed, Mr. Carey will not receive any additional compensation for his service as a member of the Company's Board of Directors.

This Amendment No. 1 is being filed solely to amend item 5.02 of the Current Report on Form 8-K, "Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers," to reflect Mr. Carey's new employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: July 01, 2009	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel